SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Intersections Inc.

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INTERSECTIONS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intersections Inc. (the “Company”) will be held at Intersections’ office at 14910 Bogle Drive, Chantilly, Virginia 20151 on Wednesday, May 21, 2008 at 11:00 in the morning, local time, for the following purposes:

1. To elect seven Directors.

2. To approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on April 2, 2008 shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors

Michael R. Stanfield

Chairman of the Board

Dated: April 22, 2008
Chantilly, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 21, 2008.

The Company’s 2008 Proxy Statement and 2007 Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=175233&p=irol-irhome.

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

INTERSECTIONS INC.
14901 BOGLE DRIVE
CHANTILLY, VIRGINIA 20151

PROXY STATEMENT

The accompanying Proxy is solicited by the Board of Directors of Intersections Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at Intersections’ office at 14910 Bogle Drive, Chantilly, Virginia 20151 on Wednesday, May 21, 2008, at 11:00 in the morning, local time, or any adjournments or postponements thereof. Holders of record of the Company’s Common Stock at the close of business on April 2, 2008 shall be entitled to vote on the matters presented at the Meeting. On April 2, 2008, 17,253,127 shares of Common Stock were issued and outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting.

Each proxy duly executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, by electing to revoke its proxy and vote its shares personally. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

There is being mailed herewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2007, which includes the Company’s Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 22, 2008. Additionally, you can access a copy of the Annual Report on the Company’s web site at www.intersections.com.

Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes cast at the Meeting; each other item on the agenda must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item at the Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders and have the same effect as votes against the matter except in the election of directors, whereas broker non-votes are not counted in determining the votes cast with respect to any of these matters submitted to a vote of stockholders. A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.

The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

It is expected that the following business will be considered at the Meeting and action taken thereon:

1.  ELECTION OF DIRECTORS

Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified. The Board of Directors currently consists of eight directors. The Board of Directors has set the number of directors to be elected at the Meeting at seven and our Nominating/Corporate Governance Committee has nominated seven of our current directors to stand for re-election at the Meeting. Our current directors consenting to stand for re-election are set forth below. Steven F. Piaker has chosen not to stand for re-election to the Board of Directors this year. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.

The following table sets forth certain information with respect to the nominees:

NOMINEES FOR ELECTION

		Served as a
Name	Age	Director Since

Michael R. Stanfield	57	1996
Thomas G. Amato	62	2004
James L. Kempner	50	2006
Thomas L. Kempner	80	1996
David A. McGough	49	1999
Norman N. Mintz	73	1996
William J. Wilson	71	1996

Michael R. Stanfield co-founded CreditComm, the predecessor to Intersections, in May 1996, and has been Chairman, Chief Executive Officer and a Director since that time. Mr. Stanfield joined Loeb Partners Corporation in November 1993 and served as a Managing Director at the time of his resignation in August 1999. Mr. Stanfield has been involved in management information services and direct marketing through investments and management since 1982, and has served as a director of CCC Information Services Inc. and BWIA West Indies Airways. Prior to beginning his operational career, Mr. Stanfield was an investment banker with Loeb, Rhoades & Co. and Wertheim & Co.

Thomas G. Amato has served on our Board of Directors since January 2004. Mr. Amato currently serves as the Chief Financial Officer of Sentinel Business Systems, Inc., a position he has held since March 2004. Mr. Amato served as Chief Financial Officer of Wavesmith Networks, Inc. from October 2001 until August 2002, and as Vice President and Chief Financial Officer of Tachion Networks, Inc., from January 2000 to September 2001, both of which are privately held telecommunications equipment companies.

James L. Kempner has served on our Board of Directors since August 2006. Mr. Kempner is a Managing Director at Lazard Frères & Co. LLC, which he joined in 1983, and was named a General Partner in 1993. Mr. Kempner has been involved in numerous banking and capital markets transactions, including advising Intersections on its initial public offering, and ran Lazard’s Corporate Finance department from 1995-1998. Mr. Kempner serves on the Board of The New York Eye and Ear Infirmary and its Finance Committee. Mr. Kempner is the son of Thomas L. Kempner.

Thomas L. Kempner has served on our Board of Directors since the inception of CreditComm, the predecessor to Intersections Inc. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation and its predecessors since 1979. Mr. Kempner is currently a director of Dyax

Corporation, FuelCell Energy, Inc. and IGENE Biotechnology, Inc., and is currently a director emeritus at Northwest Airlines, Inc. Mr. Kempner is the father of James L. Kempner.

David A. McGough has served on our Board of Directors since August 1999. For more than twenty years, Mr. McGough has been President, Chief Executive Officer and Director of Digital Matrix Systems, Inc. and DMS Services, Inc., companies that specialize in credit data and risk analysis.

Norman N. Mintz has served on our Board of Directors since the inception of CreditComm, the predecessor to Intersections. Mr. Mintz has been Vice President and Managing Director of Loeb Partners Corporation since 1990 and is an executive officer of Loeb Holding Corp. Mr. Mintz is currently a director of VirtualScopics, Inc., an image analysis provider. Previously, he was the Executive Vice President for Academic Affairs for Columbia University, where he taught economics, and has been a Professor at New York University and Syracuse University.

William J. Wilson has served on our Board of Directors since the inception of CreditComm, the predecessor to Intersections. Mr. Wilson currently is a principal of CAMBIAR LLC, a consulting firm, and is the sole proprietor of Wilson Connexions LLC, an M&A consultancy. Prior to his retirement in 2003, Mr. Wilson was Chief Executive Officer and Chairman of the Board of Directors of market research company Roper Starch Worldwide Inc., and then Executive Chairman of NOP World, a division of United Business Media Ltd., which acquired Roper Starch Worldwide in August 2001.

The Board of Directors of the Company recommends a vote FOR the election of each named nominee.

CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics, our Statement of Policy with Respect to Related Person Transactions and the committee charters for our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. These documents are available under the “Investor Relations” section of our web site at www.intersections.com, or by written request (without charge) to Investor Relations, 14901 Bogle Drive, Suite 300, Chantilly, VA 20151.

Governance Guidelines

Our Corporate Governance Guidelines and Principles set forth overall standards and policies for the responsibilities and practices of our Board of Directors and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, evaluating and compensating our CEO and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our employees, including our CEO, principal financial officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any amendments to, or waivers from, any provisions of this code as it applies to our CEO, principal financial officer and principal accounting officer on our web site within four business days of such amendment or waiver.

Director Independence

Our Corporate Governance Guidelines and Principles provide that independent directors must constitute a majority of the Board with no more than two members of management serving on the Board at the same time. In determining the “independence” of a director, the Board must be guided by the definition of “independent director” under applicable law and the pertinent listing standards of the NASDAQ Global Market.

In determining independence, the Board of Directors reviews whether directors have any material relationship with us and considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to us, the Board of Directors considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board of Directors reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that the following five director nominees standing for election are independent under the criteria established by the NASDAQ Global Market for independent board members: Thomas G. Amato, James L. Kempner, Thomas L. Kempner, Norman N. Mintz and William J. Wilson.

The Board of Directors considered the following transactions, relationships and arrangements not disclosed in the “Transactions with Related Persons” section of this proxy statement in making its independence determinations:

•	Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation, and is the Chairman and Chief Executive Officer of Loeb Partners Corporation, an affiliate of Loeb Holding. Loeb Holding beneficially owns 7,127,768 shares, or approximately 41%, of our outstanding common stock and is our largest stockholder.

•	Norman N. Mintz is an executive officer of Loeb Holding Corp.

•	James L. Kempner is a Managing Director at Lazard Frères, which from time to time provides investment banking and financial advisory services to us. Lazard Frères served as a managing underwriter for our 2004 IPO. In addition, Mr. Kempner is the son of Thomas Kempner, the Chairman and Chief Executive Officer of Loeb Holding, our largest stockholder.

Board Meetings and Committees; Annual Meeting Attendance

In 2007, there were six meetings of the Board of Directors, six meetings of the Audit Committee, seven meetings of the Compensation Committee, seven meetings of the Executive Committee and one meeting of the Nominating/Corporate Governance committee. Each Director of the Company attended or participated in excess of 75% of the total number of meetings of the Board of Directors and committees on which he served.

Board members are strongly encouraged to attend our annual meeting of stockholders. Each of our directors attended our 2007 annual meeting.

Audit Committee

The current members of our Audit Committee are Messrs. Amato, Piaker and Wilson. The Board of Directors has determined that Mr. Amato is an “audit committee financial expert.” Each member of the Audit Committee is an independent director and meets each of the other requirements for Audit Committee members under applicable NASDAQ listing standards. The principal responsibilities of the Audit Committee are:

•	To assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information the Company provides to its stockholders, any governmental body or the public; the Company’s systems of internal controls, established by management and the

Board of Directors, regarding finance, accounting, legal compliance and ethics; and the Company’s auditing, accounting and financial reporting processes generally;

•	To serve as an independent and objective body to monitor the Company’s financial reporting process and internal control system;

•	To select, evaluate and, when appropriate, replace the Company’s independent auditors;

•	To review and appraise the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (or other personnel responsible for the internal audit function), and the Board of Directors;

•	To establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	To conduct appropriate review and oversight of all related party transactions.

As a result of Mr. Piaker’s decision not to stand for re-election to the Board of Directors, following the Meeting the Audit Committee of the Board of Directors will not meet the requirement of NASDAQ Rule 4350(d)(2)(A) for three independent members. The Company intends to rely on the cure periods set forth in NASDAQ Rule 4350(d)(4)(B) and to regain compliance within the time period set forth therein. The Company will notify NASDAQ of such circumstances as required by the applicable NASDAQ rules.

Compensation Committee

Our current Compensation Committee consists of Messrs. Thomas Kempner, Piaker and Wilson. Each member of the Compensation Committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The principal duties of the Compensation Committee are:

•	To ensure the Company’s senior executives are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

•	To communicate to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

Executive Committee

Our current Executive Committee consists of Messrs. Thomas Kempner, Piaker and Stanfield. The principal duties of the Executive Committee are:

•	To exercise the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors; and

•	To decide issues from time to time delegated by the Board of Directors.

Nominating/Corporate Governance Committee

Our current Nominating/Corporate Governance Committee consists of Messrs. Amato, James Kempner and Mintz. Each member of this committee is an independent director under applicable NASDAQ listing standards. The principal duties of the Nominating/Corporate Governance Committee are:

•	To recommend to the Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies which occur between stockholder meetings;

•	To develop and recommend to the Board of Directors a code of business conduct and ethics and to review the code at least annually;

•	To make recommendations to the Board of Directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the Board of Directors and management; and

•	To annually evaluate this committee’s performance and charter.

Nomination of Directors

The Board as a whole is responsible for nominating individuals for election to the Board of Directors by the stockholders and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders. The Nominating/Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors, and will consider recommendations for potential directors from other directors or stockholders.

Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The recommendation must be received by the Secretary of the Company at its principal executive offices not later than the date for stockholder proposals set forth herein under “Other Matters — Stockholder Proposals.”

We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, CEO, other executive officers or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

In evaluating a person as a potential nominee to serve as a director of the Company, our Nominating/Corporate Governance Committee considers, among other factors, the following:

•	Whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	Whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	Whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•	The contribution which the person can make to the Board of Directors and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the committee may consider relevant; and

•	The character and integrity of the person.

The committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Communications with Non-Management Directors

The Nominating/Corporate Governance Committee approved a process for handling communications received by the Company and addressed to non-management members of the Board of Directors. Stockholders and other parties interested in communicating with any directors of the Company (or the Board of Directors as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. He will review all such correspondence and regularly forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires the attention of the Board of Directors. The Board of Directors, or any member thereof, may at any time request that copies of all such correspondence be forwarded to the Board of Directors.

Correspondence relating to accounting, internal controls or auditing matters are handled by the Audit Committee in accordance with its procedures. Communications which consist of stockholder proposals must instead follow the procedures set forth under “Other Matters — Stockholder Proposals” and, in the case of recommendations for director candidates, the procedures set forth under “Corporate Governance Principles — Nomination of Directors.”

Executive Sessions of Non-Management Directors

The non-management directors of our Board meet in executive session several times during the year, generally at regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Compensation of Directors

Employee directors do not receive any separate compensation for their Board activities. For 2007, each non-employee director received an annual cash retainer of $30,000, payable in quarterly installments. In 2006, each non-employee director received a grant of restricted stock units, or RSUs, for 5,000 shares, which vested or vest in three equal annual installments starting March 1, 2007. In addition, for 2007, the Chairman of our Audit Committee received an additional annual cash retainer of $6,000, payable in quarterly installments. We also reimburse our non-employee directors for reasonable expenses they incur in attending Board or committee meetings.

Fiscal 2007 Non-Employee Director Compensation

The following table provides information on compensation for non-employee directors who served during 2007.

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Mr. Amato	36,000	16,495	52,495
James L. Kempner	30,000	17,630	47,630
Thomas L. Kempner	30,000	16,495	46,495
Mr. McGough	30,000	16,495	46,495
Mr. Mintz	30,000	16,495	46,495
Mr. Piaker	30,000	16,495	46,495
Mr. Wilson	30,000	16,495	46,495

(1)	The amount shown for stock awards relates to RSUs granted under our 2006 Stock Incentive Plan. The grant date fair value computed in accordance with SFAS 123R of each stock award was $9.43, except the grant date fair value for Mr. James Kempner was $9.45.

2.  APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees billed for audit and other services rendered by Deloitte & Touche LLP in 2007 and 2006:

	2007	2006
	Actual Fees ($)	Actual Fees ($)

Audit fees(1)	1,070,326	1,135,299
Audit Related Fees(2)	48,072	66,390
Tax Fees	—	—
All Other Fees(3)	—	1,800

Total Fees	1,118,398	1,203,489

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews (including fees related to the Sarbanes-Oxley Act of 2002), notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Audit related fees for 2006 and 2007 include expenses for services rendered in connection with acquisition and joint venture transactions.

(3)	Includes sales tax related services and annual software subscription fee.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Consideration of these Fees

The Audit Committee has considered whether the provisions of the services covered under the categories of “Audit Related Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Deloitte & Touche LLP.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of Thomas G. Amato, Steven F. Piaker and William J. Wilson, all of whom are independent directors under the applicable NASDAQ listing standards. The Audit Committee operates under a written charter, which was adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In this context, the Audit Committee met separately with each of management, the internal auditors and the independent registered public accounting firm to provide each with the opportunity to discuss any matters that should be discussed privately without the others present. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm its independence. The Audit Committee also considered whether the provision by Deloitte & Touche LLP of certain other non-audited related services to the Company is compatible with maintaining such auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Audit Committee

Thomas G. Amato (Chair)
Steven F. Piaker
William J. Wilson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors for approval of the compensation paid to the Company’s CEO, reviewing and approving the level of compensation paid to the Company’s other executive officers, determining awards under, and administering, the Company’s incentive-compensation plans and equity-based compensation plans, and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry.

In 2004, in preparation of our initial public offering of our common stock, we formulated a preliminary compensation philosophy which was designed to provide a market competitive, performance based compensation package consisting of base salary, annual bonuses and long-term equity awards for performance. Since then, our Compensation Committee has implemented this program. The Compensation Committee evaluates the performance of the CEO and makes recommendations concerning his compensation in light of the goals and objectives of the compensation program. The Compensation Committee also assesses the performance of the other executives and, based on initial recommendations and input from the CEO, determines their compensation. Our Compensation Committee has the authority to retain its own advisors and compensation consultants to assist the Compensation Committee in implementing the compensation policy but has determined not to do so. The Compensation Committee relies on our management and employees and the Company’s consultants and outside advisors to provide it with relevant market data.

Compensation Objectives

The philosophy behind our compensation policy is to align executive compensation with the interests of stockholders, attract, retain and motivate a highly competent team of executives, link pay to performance, achieve a balance between short-term and long-term results, teamwork and individual contributions, and utilize equity as a significant reward for performance. The discussion under this Compensation Discussion and Analysis relates to the named executive officers included in the Summary Compensation Table.

The Compensation Committee’s executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the Company’s industry and geographic region, as well as within a broader spectrum of companies of comparable size and complexity. The primary components of the program for 2007 and prior years consisted of base salary, annual cash bonuses and long-term equity compensation. As a result, two key elements of compensation depended upon the performance of the executive, including (a) a cash bonus that is based in part on our overall Company performance and in part on an assessment of the executive’s performance against pre-determined measures within the context of our overall performance and (b) equity compensation in the form of stock options, restricted stock and/or RSUs, the value of which is contingent on the performance of our stock, subject to time vesting to require continued service with us. Salary and cash bonuses are designed to reward annual results, while equity compensation is designed to reward results that contribute to long-term growth, and to be commensurate with the executive’s scope of responsibility and effectiveness. Long-term equity compensation focuses on our Company achieving long-term sustained results. For 2007 and prior years, there was no pre-established policy for allocating between either cash and non-cash compensation or short-term or long-term compensation. The Compensation Committee determined the appropriate level and mix of compensation on an annual basis, subject to the terms of any employment agreements. The Compensation Committee also considered the individual components of compensation, as well as the total compensation received by each named executive officer, relative to their performance, the peer group and geographic region, and each other (i.e., internal equity) in making its determination. Since the Company does not provide material perquisites other than as described below, deferred compensation or supplemental retirement benefits, the Compensation

Committee has not utilized tally sheets or wealth accumulation in evaluating compensation; it will continue to evaluate on an annual basis whether to do so in the future.

2007 Implementation

For 2007, the Compensation Committee reviewed the available information for a peer group of companies. The Compensation Committee selected a peer group of 20 small companies from the Forbes list of the 200 Best Small Companies and/or The Washington Post’s list of the 125 largest public companies in the Washington, D.C. metropolitan area. The Compensation Committee believes that the variances of executive compensation among the peer group indicate that in setting executive compensation the companies in the peer group look to factors particular to those companies’ respective financial and business objectives, markets and circumstances, and that statistical means and similar calculations do not provide useful guidance for the Company. The Compensation Committee concluded, however, that the total compensation package for the executive officers is reasonable in comparison to available competitive compensation information.

Base Salary

In setting base pay for the CEO and other executive officers, the Compensation Committee reviews the following quantitative and qualitative factors: Company performance, the executive’s individual performance and scope of responsibility, competitive market pay information and practices, internal equity and other considerations. In connection with extending any existing employment contracts with any named executive officers or entering into new employment agreements, the Compensation Committee would likely use the same criteria in setting base salary.

Annual Bonus

The Compensation Committee and Board of Directors approved for 2007 an annual management bonus plan for our executive officers and other key employees. The 2007 bonus plan established a point-based system measured against the Company meeting or exceeding certain corporate objectives and goals, and the participant’s individual performance. Each participant had a proposed bonus amount equal to a percentage of base salary that was determined based on the participant’s title. This bonus amount was achieved if the participant achieved the targeted amount of points. The points were increased or decreased in proportion to the percentage by which the targeted levels were exceeded or missed. If the target points for a participant were exceeded in all categories, or in a combination of categories such that the total points exceeded the total targeted amount of points, then the amount of bonus for that participant could have been in excess of the applicable percentage.

Under the 2007 bonus plan, points were awarded to each participant based on measurement against goals and objectives in three different categories: financial objectives, strategic goals and individual performance. The weight given to the points in each category varied by participant, as follows:

	Financial	Strategic	Individual
	Objectives	Goals	Performance

Chief Executive Officer	70%	15%	15%
Other Executive Officers	50%	25%	25%

The Compensation Committee believes that this bonus plan was designed to reward participants for achievement of an appropriate combination of goals and objectives that enhanced both short- and long-term value. The plan measured performance against both financial performance in 2007 and strategic goals and objectives that were designed to increase long-term value even if they had a negative impact on certain financial measures for 2007. The participants were rewarded as a team for achievement of both the financial objectives and the strategic goals, rather than rewarding the participants more heavily based on performance within their particular areas of corporate responsibility. The purpose was to reward the participants for focusing on a unified set of corporate objectives. Individual performance was measured based on criteria that complemented the unified corporate objectives. The financial objectives for 2007, however, were weighted more heavily in the calculation of the CEO’s bonus, consistent with his overall executive responsibility for management of the Company’s financial performance, although his performance also was measured against achievement of strategic goals that may have had long-term value even if they resulted in short-term negative financial impact. Because of the CEO’s greater overall importance to achievement by the Company of its objectives, and based on comparison to bonus plans used by other companies, the Compensation Committee determined that the percentage of total salary which the CEO may earn on his annual bonus would be greater than the percentages of the other executives’ respective total salaries that may be earned by them. Although the Compensation Committee and the Board of Directors retained discretion to modify the bonus awards to any participant, none of the named executive officers received any discretionary bonus awards for 2007.

The target goal for each non-discretionary measure in 2007 was derived from our 2007 budget, subject to adjustment based on achievement of certain corporate strategic objectives and the executive’s personal performance rating.

Financial Objectives.  Achievement by the Company of the following corporate financial objectives measured both for the year and during the fourth fiscal quarter of the year, with points awarded on a sliding scale based on the extent to which the objectives were achieved, as follows:

•	revenue for 2007, which is used to measure top line growth, with a maximum number of points awarded for revenue of $290,000,000 or more and no points awarded for revenue less than $260,000,000;

•	revenue for the fourth quarter of 2007, with a maximum number of points awarded for revenue of $79,000,000 or more and no points awarded for revenue less than $59,000,000;

•	EBITDA before stock based compensation for 2007, which is used to reflect bottom line operating net profit, with a maximum number of points awarded for EBITDA of $36,500,000 or more before stock based compensation and no points awarded for EBITDA less than $27,000,000 before stock based compensation; and

•	EBITDA before stock based compensation for the fourth quarter of 2007, with a maximum number of points awarded for EBITDA of $11,500,000 or more before stock based compensation and no points awarded for EBITDA less than $9,000,000 before stock based compensation.

Strategic Goals.  Achievement by the Company of the following strategic goals and initiatives: development of certain business segments or business lines, business development, product development, corporate development, process improvements, cost reductions and other strategic goals. Achievement of these goals was measured based on a combination of quantitative and qualitative targets as determined by the Compensation Committee. The quantitative targets and qualitative targets were considered together based on the total quality of achievement.

Individual Performance.  The individual participant’s performance, measured both by criteria applicable to all of the participants and a survey of the individual’s performance, known as a “360 degree survey,” conducted among executives and other employees selected specifically for each executive.

The following table sets forth for 2007 the target goal and actual performance measures for each component of the 2007 bonus plan, as well as the bonus at plan and the actual bonus paid, for each of our named executive officers:

Financial Objectives

2007 Revenue

		Actual
Name	Target Revenue	Revenue	Target Points	Actual Points

Mr. Stanfield	$270,000,000	$271,025,991	15	15
Ms. Behneman	$270,000,000	$271,025,991	10	10
Mr. Dittersdorf	$270,000,000	$271,025,991	10	10
Mr. Tsantes	$270,000,000	$271,025,991	10	10
Mr. Scanlon	$270,000,000	$271,025,991	10	10

Fourth Quarter Revenue

		Actual
Name	Target Revenue	Revenue	Target Points	Actual Points

Mr. Stanfield	$67,000,000	$76,328,749	20	41
Ms. Behneman	$67,000,000	$76,328,749	15	31
Mr. Dittersdorf	$67,000,000	$76,328,749	15	31
Mr. Tsantes	$67,000,000	$76,328,749	15	31
Mr. Scanlon	$67,000,000	$76,328,749	15	31

2007 EBITDA Less Stock Based Compensation

		Actual
Name	Target EBITDA	EBITDA	Target Points	Actual Points

Mr. Stanfield	$30,000,000	$21,288,073	15	0
Ms. Behneman	$30,000,000	$21,288,073	10	0
Mr. Dittersdorf	$30,000,000	$21,288,073	10	0
Mr. Tsantes	$30,000,000	$21,288,073	10	0
Mr. Scanlon	$30,000,000	$21,288,073	10	0

Fourth Quarter EBITDA Less Stock Based Compensation

		Actual
Name	Target EBITDA	EBITDA	Target Points	Actual Points

Mr. Stanfield	$10,000,000	$6,755,917	20	0
Ms. Behneman	$10,000,000	$6,755,917	15	0
Mr. Dittersdorf	$10,000,000	$6,755,917	15	0
Mr. Tsantes	$10,000,000	$6,755,917	15	0
Mr. Scanlon	$10,000,000	$6,755,917	15	0

Strategic Objectives

Name	Target Points	Actual Points

Mr. Stanfield	15	9
Ms. Behneman	25	15
Mr. Dittersdorf	25	15
Mr. Tsantes	25	15
Mr. Scanlon	25	15

Individual Performance

	Target	Actual
Name	Points	Points

Mr. Stanfield	15	21
Ms. Behneman	25	25
Mr. Dittersdorf	25	35
Mr. Tsantes	25	35
Mr. Scanlon	25	35

Overall Achievement

Name	Target Points	Actual Points	Bonus at Plan	Actual Bonus

Mr. Stanfield	100	86	120%	103%
Ms. Behneman	100	81	50%	41%
Mr. Dittersdorf	100	91	70%	64%
Mr. Tsantes	100	91	70%	64%
Mr. Scanlon	100	91	70%	64%

The actual bonus payments are reported in the “Bonus” column of the Summary Compensation Table.

Equity-Based Compensation

Equity-based compensation also is an important element of the Company’s compensation program. The Company may issue stock options, restricted stock and RSUs under its equity incentive plans, all of which have been approved by the Company’s stockholders. The Compensation Committee determines in its sole discretion, subject to the terms and conditions of the plans, the form of the award based upon a combination of current compensation and long-term growth incentives, and the size of a particular award based upon its subjective assessment of the individual’s performance, responsibility and functions, and how this performance may have contributed to the Company’s performance. The Compensation Committee believes awards pursuant to the equity plans align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. The purpose of the equity plans is to encourage executives and others to acquire a larger proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company. The number of awards that the Compensation Committee will grant to executive officers will be based on individual performance and level of responsibility. Since stock option awards are tied to the future performance of the Company’s Common Stock, they will provide value only if the price of the Company’s Common Stock exceeds the exercise or grant price of the stock options.

After considering Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), public comment on the accounting treatment of stock options, and the requirement that stock options be treated as an expense in the Company’s financial statements, the Compensation Committee in the fourth quarter of 2005 and first quarter of 2006 evaluated and then recommended certain changes to the Company’s existing stock option awards and alternatives to traditional stock option grants for equity awards, including grants of restricted stock and RSUs for all participants in the Company’s equity based plans and the acceleration of the vesting of certain unvested “out-of-the-money” stock options previously awarded. In making this determination, the Compensation Committee considered that the value of restricted stock and RSU awards fluctuates based on the trading price of the Company’s Common Stock and that these awards provide value to the recipient even if the future per share trading price is below the grant date trading price.

In February 2007, the Compensation Committee determined that the equity-based compensation for 2007 would be in the form of a combination of stock options at the current fair market value of the stock and RSUs, each of which vest in four equal annual installments starting on the first anniversary date of grant. The Compensation Committee determined that a combination of stock options and time vesting RSUs was appropriate in order to provide for a combination of current compensation, long-term growth incentive and retention. The date of grant of each of the RSUs and stock options was the date that the grants were approved by the Compensation Committee and the independent members of our Executive Committee. The total number of RSUs and options granted, and the allocation between RSUs and options, were not based on a specific formula but on a mix of the expected incentive and retention impacts in light of the total compensation package for each executive in 2007 and the expected cost of each form and amount of grant to the Company. In determining awards, the Compensation Committee does not consider the equity ownership of the named executive officers or the value of prior awards that have vested. The Compensation Committee reserves the right to establish different criteria for grants in the future years.

The Compensation Committee intends to consider granting stock options, restricted stock and RSUs or any combination of the foregoing in future years.

2008 Compensation

In the fourth quarter of 2007, the CEO proposed to the Compensation Committee significant changes in the Company’s compensation program for 2008, including providing for cash salary at the upper end of the range for comparable companies and comparable executives, the optional elimination of cash bonuses for senior management, including the named executive officers, and, in lieu thereof, making a one-time special stock option grant, and annual equity grants consistent with the prior year’s equity grants.

The Company engaged Radford Surveys & Consulting, a business unit of Aon, to assist the Company in conducting a competitive review of executive compensation (base salary, bonus and long-term incentive) relative to a selection of public peer companies and published surveys. The consultant provided the Company with relevant market data about compensation for similar companies (revenue and industry) from public surveys and peer group proxies. The CEO then reported on the consultant’s findings as part of his proposal to the Compensation Committee.

In reviewing the CEO’s proposal, the Compensation Committee attempted to align management’s total compensation with the Company’s strategic plan, while trying to balance their belief in the long-term value of the Company with the Company’s short-term earnings. The Compensation Committee considered the impact of reducing the total cash compensation (salary and bonus) payable to the named executive officers, while increasing the potential equity appreciation, on the Company’s results of operations (including the accounting impact of SFAS 123R), as well as its ability to retain and motivate its senior executives, and determined that a change in the mix of compensation was warranted.

In January 2008, the Compensation Committee approved the following compensation program for 2008:

•	cash salary increases ranging from 3% to 10% for the named executive officers,

•	the mandatory elimination of cash bonuses for all named executive officers,

•	a one-time special cash bonus (payable quarterly) and special stock option grant, and

•	annual equity grants consistent with the prior year’s equity grants.

The amounts of the one-time special cash bonus and special stock option grants were based on an approximation of the value of a cash bonus plan if the cash bonus plan for 2007 was adopted for 2008 and the bonuses in 2008 were awarded based on performance at 120% of the target plan. 25% of the amount that would be awarded to an executive under a cash bonus plan for 2008 was awarded as the one-time special bonus, to be paid quarterly. The remaining 75% of the cash bonus that would be awarded to an executive under a cash bonus plan for 2008 was awarded as options. The number of option shares awarded was based on an assumed option cost of $4.25 per share, which approximates the cost of the options based on a Black-Scholes model. These options vest in four equal annual installments, starting in January 2009, but unlike all of the prior equity grants, provide for accelerated vesting if the executive is terminated without cause. The Compensation Committee believed the accelerated vesting for the special one-time grant was appropriate to protect the named executive officers from arbitrary termination, as the grants are in lieu of cash bonus compensation which the executive might have earned or been eligible to receive. The Compensation Committee determined to make the elimination of cash bonuses mandatory (as opposed to the optional feature in the CEO’s proposal) and, in lieu thereof, substitute the one-time cash bonus and option grant, in order to further support the balance of the long-term value of the Company against short-term earnings. The annual equity grants for 2008 were determined consistent with the methodology for determining the 2007 RSU and option grants.

Perquisites

The only material perquisite provided to executive officers is reimbursement for membership to a golf club for Mr. Stanfield, and automobile allowances and supplemental health insurance benefit allowances for Messrs. Stanfield, Dittersdorf, Scanlon and Tsantes.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. Each of these agreements has change in control provisions which are designed to promote stability and continuity of senior management. These agreements, including change in control payments, were negotiated on an arms-length basis and are more fully described in “Employment and Non-Competition Agreements.” The Committee does not believe these provisions will adversely affect the interests of our shareholders in the event of a change in control.

Stock Ownership Guidelines

We do not have any guidelines for ownership by our executives of any specified amounts of our stock; however, the Compensation Committee does consider the significant equity ownership held by our CEO in making compensation related decisions.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2007 compensation, the CEO, aided by our human resources and business planning and analysis departments, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the CEO’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were recommended by the Compensation Committee.

Accounting and Tax Considerations

The Compensation Committee considers the financial reporting and income tax consequences to the Company of the compensation components for the executive officers in analyzing and determining the level and mix of compensation.

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not take a tax deduction for compensation in excess of $1,000,000 paid to the chief executive officer or the other four most highly compensated executive officers, other than certain qualified “performance-based” compensation. The Compensation Committee continues to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers. The Company believes that stock options qualify as performance-based compensation and are not subject to deductibility limitations under Section 162(m) of the Code; however, grants of restricted stock and RSUs which are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to the deductibility limitations of Section 162(m). Accordingly, as the RSUs previously granted to certain of our executive officers vested in 2007 and will continue to vest in future years, a portion of the consideration paid to Mr. Stanfield in 2007 was not (and certain compensation payable to Mr. Stanfield or others in future years might not be) deductible under Section 162(m).

Our equity compensation grant policies have been impacted by the implementation of SFAS 123R, which we adopted in the first quarter of fiscal year 2006. See “Equity-Based Compensation” above for a further discussion.

The Compensation Committee continues to monitor the impact of Sections 280G and 4999 of the Internal Revenue Code in the event of a change of control of the Company. Although none of the current employment arrangements with the named executive officers contemplate any steps or actions to mitigate the impact of any “excess parachute payments” on either the Company or the executive, the Compensation Committee retains the discretion it deems necessary to reduce or eliminate the impact of any “excess parachute payments” not being deductible by the Company and subject to a 20% excise tax on the recipient.

The Compensation Committee continues to monitor the implementation of the rules and regulations pursuant to Section 409A of the Internal Revenue Code, which, among other things, could cause certain types of deferred payments to be subject to additional taxes and penalties. While the Company believes that its current employment arrangements and agreements do not give rise to any material negative consequences under Section 409A, it is the Company’s current intention to structure any new employment arrangements or agreement, or if need be amend existing employment arrangements or agreements, to reduce or eliminate any adverse effects of Section 409A. As part of this monitoring, the Compensation Committee revised the standard form of RSU grants for 2008 awards to provide that the awards will be paid in full no later than two and one-half months after vesting.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Thomas L. Kempner
Steven F. Piaker
William J. Wilson

The table below sets forth certain information regarding compensation paid or accrued for 2007 and 2006 to our CEO, our principal financial officer, and each of our three most highly compensated executive officers who were serving as executive officers at the end of 2007. We refer to these persons as our named executive officers.

Summary Compensation Table

						All Other
				Stock	Option	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	($)(2)	Total ($)

Michael R. Stanfield	2007	400,000	412,800	634,081	121,604	100,747	1,669,232
Chief Executive Officer	2006	400,000	400,000	369,554	—	35,480	1,205,034
Madalyn Behneman	2007	198,365	81,000	44,339	40,244	6,287	370,235
Principal Financial Officer	2006	154,038	48,938	12,318	14,988	—	230,282
Neal Dittersdorf	2007	279,423	178,360	187,651	39,288	19,344	704,066
Chief Legal Officer	2006	265,000	159,000	98,548	—	20,033	542,581
George K. Tsantes	2007	279,423	178,360	187,651	39,288	24,387	709,109
Executive Vice President and Chief Technology Officer	2006	264,083	127,200	98,548	—	21,202	511,033
John Scanlon(3)	2007	265,000	168,805	55,688	169,200	20,309	679,002
Chief Operating Officer, Intersections Business Services	2006	30,576	—	—	16,960	1,223	48,759

(1)	Please see our 2007 Form 10-K filed March 17, 2008 for a discussion on the valuation assumptions of the SFAS 123R Share Based Payment calculation. Stock and option awards above represent the SFAS 123R expense for each named executive officer.

(2)	The column “All Other Compensation” consists of perquisites and personal benefits totaling $10,000, which included a one-time special assessment of $75,000 and reimbursement of annual dues for membership to a golf club for Mr. Stanfield; automobile allowances for Mr. Stanfield ($17,578), Mr. Dittersdorf ($11,176), Mr. Tsantes ($11,176), and Mr. Scanlon ($10,600); supplemental health insurance benefit allowances for Mr. Stanfield, Mr. Dittersdorf, Mr. Tsantes, and Mr. Scanlon; and the company’s 401(K) matching contribution.

(3)	John Scanlon joined Intersections in November, 2006, and the salary amount for 2006 is based on a partial year with a total base salary of $265,000.

Employment and Noncompetition Agreements

We have entered into employment agreements with Messrs. Stanfield, Dittersdorf, Tsantes and Scanlon. The agreements provide for an initial base salary for each of the executives, subject to annual discretionary increases. Any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement. The current base salary for each of the executives party to an employment agreement reflects the annual discretionary increases granted by our Board of Directors. Each executive is eligible to receive an annual bonus based upon the meeting of goals to be set by the Compensation Committee, an annual car allowance equal to 4% of his base salary and supplemental medical coverage not to exceed 5% of his base salary. In addition, Mr. Tsantes was entitled to an initial grant in January 2005 of stock options for 125,000 shares of common stock at fair market value.

Each agreement provides for at-will employment and may be terminated by us or the executive for any reason upon 60 days’ notice or for cause. In addition, each agreement provides that in the event of the death or disability of the executive or termination by us without cause or by the executive for good reason, the executive will be entitled to receive:

•	any earned and unpaid base salary;

•	any bonus due at the time of termination;

•	medical benefit continuation for up to 18 months for the executive and his dependents (or, for Mr. Scanlon, one month for each 30-day period of his employment after the first 90 days of employment, up to 12 months); and

•	solely in the event of a termination by us without cause or by the executive for good reason, a one-time cash payment equal to the cash compensation, including base salary and bonus, received by the executive during the prior 18-month period (or, for Mr. Scanlon, one month of base salary for each 30-day period of his employment after the first 90 days of employment, up to 12 months), or 30-month period if termination occurs within 12 months after a change in control (or, for Mr. Scanlon, one and one-half times his annual base salary), under this or any prior agreement in exchange for a general release.

For purposes of the agreements, good reason means, after notice and a 30-day cure period:

•	a reduction in the base salary and/or in the aggregate benefits provided under the agreement;

•	the relocation of the executive’s office to any location outside of a 30-mile radius from the current location;

•	our material breach of the employment agreement; or

•	our failure to obtain an agreement from any successor to guarantee or assume our performance under the employment agreement;

except that in the event of a change in control, we shall cease to have a 30-day cure period.

For purposes of the agreements, change of control generally means:

•	the acquisition of 30% or more of our common stock, unless the acquisition is by us, any existing director or officer, any of our employee benefit plans or by any corporation owned by our stockholders in substantially the same proportions as their ownership of us;

•	a merger or consolidation, unless our shareholders continue to control at least 50% of our voting power after the transaction; or

•	the sale of all or substantially all of our assets.

Each employment agreement also provides that the executive shall not divulge confidential information, shall assign intellectual property rights to us and shall not compete with us or solicit our customers or employees for a period of 18 months after termination of the executive’s employment.

Potential Payments upon Termination or Change-in-Control

Under the individual employment agreements with our CEO and certain of our current named executive officers, each person would be entitled to receive the following estimated payments and benefits upon a termination of employment or termination of employment with or without a change-in-control. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or termination of employment or resignation with good reason with a change-in-control, were to occur. In certain circumstances in connection with a change-in-control, we may establish or fund trusts to secure our (or our successors’) obligations to make payments under the agreements in advance of the time payment is due.

The table reflects the amount that could be payable under the various arrangements assuming that the termination of employment or change-in-control occurred at December 31, 2007.

		Involuntary		Involuntary
		Not for Cause		Termination or Good
		Termination or		Reason Resignation
	Voluntary	Good Reason	For Cause	(After a Change-in-
	Resignation	Resignation	Termination	Control)	Disability/Death
	on	on	on	on	on
Name	12/31/2007 ($)(1)	12/31/2007 ($)	12/31/2007 ($)(1)	12/31/2007 ($)	12/31/2007 ($)

Mr. Stanfield	16,520	1,626,520	16,520	2,276,520	413,720
Mr. Dittersdorf	22,516	887,389	22,516	1,261,889	217,606
Mr. Tsantes	10,655	859,628	10,655	1,210,728	205,745
Mr. Scanlon	13,064	357,476	13,064	537,168	357,476

(1)	Consists of accrued paid leave.

No other named executive officer is entitled to any payments or benefits upon a termination of employment or a change-in-control; however, we retain the discretion (in our sole option) to compensate any officer upon any future termination of employment or a change-in-control.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of stock options and RSUs during 2007 to each of the named executive officers.

			All Other Option
		All Other Stock	Awards: Number of		Grant Date
		Awards: Number	Securities	Exercise or Base	Fair Value of
		of Shares of	Underlying	Price of Option	Stock and
Name	Grant Date	Stock or Units(1)	Options (#)	Awards ($/Sh)	Option Awards ($)

Mr. Stanfield	03/07/2007	67,500	130,000	9.90	9.90
Ms. Behneman	03/07/2007	13,500	27,000	9.90	9.90
Mr. Dittersdorf	03/07/2007	27,000	42,000	9.90	9.90
Mr. Tsantes	03/07/2007	27,000	42,000	9.90	9.90
Mr. Scanlon	03/07/2007	27,000	42,000	9.90	9.90

(1)	The RSUs and options were granted under our 2006 Stock Incentive Plan and vest in four equal installments on March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities						Market Value of
	Underlying	Underlying		Option		Number of Shares		Shares or Units of
	Unexercised	Unexercised		Exercise		or Units of Stock		Stock That Have
	Options (#)	Options (#)		Price	Option	That Have Not		Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	Vested (#)		($)(6)

Mr. Stanfield	354,325	—		12.61	8/24/2009	100,000	(4)	$833,000
	234,446	—		0.45	8/24/2009	67,500	(5)	$562,275
	228,910	—		25.23	8/24/2009
	124,860	—		7.75	11/1/2010
	55,493	—		25.23	11/1/2010
	83,240	—		8.11	2/8/2012
	49,944	—		8.11	12/24/2012
	66,592	—		8.11	1/2/2013
	275,000	—		17.00	4/30/2014
	250,000	—		13.00	1/19/2015
	—	130,000	(1)	9.90	3/6/2017
Ms. Behneman	16,666	8,334	(2)	10.85	6/12/2015	3,334	(4)	27,772
	—	27,000	(1)	9.90	3/6/2017	13,500	(5)	112,455
Mr. Dittersdorf	38,845	—		8.11	1/2/2013	26,667	(4)	222,136
	75,000	—		17.00	4/30/2014	27,000	(5)	224,910
	50,000	—		13.00	1/19/2015
	—	42,000	(1)	9.90	3/6/2017
Mr. Tsantes	125,000	—		13.00	1/19/2015	26,667	(4)	222,136
	—	42,000	(1)	9.90	3/6/2017	27,000	(5)	224,910
Mr. Scanlon	25,000	75,000	(3)	10.38	11/13/2016	27,000	(5)	224,910
	—	42,000	(1)	9.90	3/6/2017

(1)	Options vest in four equal installments on March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011.

(2)	Options vest in two equal installments on June 30, 2008 and June 30, 2009.

(3)	Options vest in three equal installments on November 13, 2008, November 13, 2009 and November 13, 2010.

(4)	RSUs vest in two equal installments on March 1, 2008 and March 1, 2009.

(5)	RSUs vest in four equal installments on March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011.

(6)	Value calculated based on the closing price of the Company’s common stock on December 31, 2007 ($8.33).

Option Exercises and Stock Vested

The following table sets forth information on option exercises and vesting of RSUs in 2007 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Mr. Stanfield	80,000	763,448	50,000	537,000
Ms. Behneman	—	—	1,666	17,893
Mr. Dittersdorf	—	—	13,333	143,196
Mr. Tsantes	—	—	13,333	143,196
Mr. Scanlon	—	—	—	—

(1)	Amounts reflect the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Amounts reflect the closing price of the Company’s common stock on the vesting date of the RSUs.

Equity Incentive Plans

We have in effect the 1999 Stock Option Plan, the 2004 Stock Option Plan and the 2006 Stock Incentive Plan. We have issued 2,671,504 options under the 1999 Plan and do not intend to issue further options under the 1999 Plan. The 2004 Plan provides for us to issue options to purchase 2,775,000 shares of common stock, and we have issued 2,356,396 options under the 2004 Plan. The 2006 Plan provides for us to issue awards for 2,500,000 shares of common stock, and we have issued awards for 1,938,242 shares under the 2006 Plan. The 2006 Plan numbers include the grants of stock options and RSUs in January 2008. Awards under the 1999 Plan and 2004 Plan may take the form of incentive stock options and nonqualified stock options, and awards under the 2006 Plan may take the form of incentive stock options, nonqualified stock options, restricted stock awards and/or RSUs. The Compensation Committee administers the Plans, selects the individuals who will receive awards and establishes the terms and conditions of those awards. Shares of common stock subject to awards that have expired, terminated, or been canceled or forfeited are available for issuance or use in connection with future awards.

The following table sets forth information as of December 31, 2007 regarding the existing compensation plans and individual compensation arrangements pursuant to which the Company’s equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders) in exchange for consideration in the form of goods and services.

	A	B	C
Number of Securities
Remaining Available
	Number of Securities		for Future Issuances
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding
Plan Category	Warrants and Rights	Warrants and Rights ($)	Securities in Column A)

Equity compensation plans approved by security holders	4,407,786	12.22	3,707,604
Equity compensation plans not approved by security holders	—	—	—
Total	4,407,786	12.22	3,707,604

Compensation Committee Interlocks and Insider Participation

Thomas L. Kempner, Steven Piaker and William J. Wilson, were members of the Compensation Committee in 2007. None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity that has had any of such entity’s officers serve either on the Company’s Board of Directors or Compensation Committee.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following is a schedule of all persons who, to our knowledge, beneficially owned more than 5% of the outstanding common stock of the Company as of April 2, 2008:

	Number of Shares	Percent
Name and Address	Beneficially Owned	of Stock

Loeb Holding Corporation(1)	7,127,768	41.0%
61 Broadway New York, NY 10006
Heartland Advisors, Inc.(2)	2,435,805	14.1%
789 North Water Street Milwaukee, WI 53202
Conning Capital Partners V, L.P.(3)	1,744,904	10.1%
a fund managed by CCP Fund Managers, LLC City Place II 158 Asylum Street Hartford, CT 06103

(1)	According to Schedule 13G filed with the SEC on February 14, 2005. Includes 210,875 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date hereof. Thomas L. Kempner, one of our directors, is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation.

(2)	According to Schedule 13G/A filed with the SEC on February 8, 2008 by Heartland Advisors, an investment adviser registered with the SEC, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors. The shares may be deemed beneficially owned by (a) Heartland Advisors by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (b) Mr. Nasgovitz, as a result of his ownership interest in Heartland Advisors. Heartland Advisors and Mr. Nasgovitz each specifically disclaim beneficial ownership of any shares reported on such Schedule 13G/A.

(3)	According to Schedule 13G filed with the SEC on February 9, 2005, Steven Piaker, one of our directors, is a partner and member of CCP Fund Managers, LLC. CCP Fund Managers, LLC is the manager member of Conning Investment Partners V, LLC, which is the general partner of Conning Capital Partners V, L.P. CCP Fund Managers has investment and voting control over the shares held by Conning Capital Partners V, L.P., which it exercises through majority vote of its investment committee, which includes Mr. Piaker. Mr. Piaker is also a member of Conning Investment Partners V, LLC. Mr. Piaker disclaims beneficial ownership of the shares of common stock owned by Conning Capital Partners V, L.P.

Security Ownership of Directors and Executive Officers

The following is a table of the security ownership of our directors and named executive officers as of April 2, 2008:

	Number of Shares	Percent
Name	Beneficially Owned(1)	of Stock

Michael R. Stanfield	1,901,914	9.9%
Madalyn Behneman	32,816	*
Neal Dittersdorf	217,421	1.2%
George K. Tsantes	185,734	1.1%
John G. Scanlon(2)	59,000	*
Thomas G. Amato	18,049	*
James L. Kempner(3)	49,394	*
Thomas L. Kempner(4)	7,150,416	40.9%
David A. McGough	149,523	*
Norman N. Mintz(5)	57,994	*
Steven F. Piaker(6)	1,758,453	10.2%
William J. Wilson	30,197	*
All executive officers and directors as a group (14 persons)	11,716,792	59.0%

*	Less than 1%.

(1)	Includes or consists of the following shares which such persons have, or will within 60 days of April 2, 2008 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise: Mr. Stanfield — 1,822,185 (359,112 of which are owned by a trust over which Mr. Stanfield has sole voting and investment power); Ms. Behneman — 28,458; Mr. Dittersdorf — 194,429; Mr. Tsantes — 155,584; Mr. Scanlon — 42,250; Mr. Amato — 10,216; Mr. James Kempner — 1,667; Mr. Thomas Kempner — 10,216; Mr. McGough — 10,216; Mr. Mintz — 10,216; Mr. Piaker — 10,216; Mr. Wilson — 15,765; and 2,387,633 for all directors and executive officers as a group.

(2)	Includes 10,000 shares held in trust for his benefit and the benefit of his spouse, as to which shares he has investment discretion. Mr. Scanlon disclaims beneficial ownership.

(3)	Includes 44,394 shares held in trusts for the benefit of his children as to which shares he has investment discretion. Mr. Kempner disclaims beneficial ownership.

(4)	Includes 6,916,893 shares and 210,875 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date hereof held by Loeb Holding Corporation. Mr. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation. Also, includes 9,099 shares held by his wife and to which he disclaims beneficial ownership.

(5)	Includes 44,445 shares held by his wife and to which he disclaims beneficial ownership.

(6)	Includes 1,744,904 shares held by Conning Capital Partners V, L.P. According to Schedule 13G filed with the SEC on February 9, 2005, Mr. Piaker is a partner and member of CCP Fund Managers, LLC. CCP Fund Managers, LLC is the manager member of Conning Investment Partners V, LLC, which is the general partner of Conning Capital Partners V, L.P. CCP Fund Managers has investment and voting control over the shares held by Conning Capital Partners V, L.P., which it exercises through majority vote of its investment committee, which includes Mr. Piaker. Mr. Piaker is also a member of Conning Investment Partners V, LLC. Mr. Piaker disclaims beneficial ownership of the shares of common stock owned by Conning Capital Partners V, L.P.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Digital Matrix Systems, Inc.

The chief executive officer and president of DMS serves as a member of our board of directors.

In March 2007, we entered into a master agreement under which DMS provides us certain data processing services and which replaced certain prior service and software license agreements with DMS. Under the master agreement, we pay for these services with a combination of fixed monthly fees and transaction fees. In addition, we also are party to a professional services agreement under which DMS will provide additional development and consulting services pursuant to work orders that are agreed upon by the parties from time to time. We paid $865,000 in 2007 to DMS under these agreements and are obligated to make payments of $432,000 in 2008.

Relationship with Lazard Frères

One of our directors, James L. Kempner, is a Managing Director at Lazard Frères. Lazard Frères provides from time to time investment banking and financial advisory services to us. Any arrangements with Lazard Frères have been and will be negotiated on an arm’s length basis and the terms and fees are as favorable as those we could have obtained from unrelated third parties.

Relationship with RCS International, Inc.

A family member of our executive vice president of operations, Chris Shenefelt, is the president of RCS International, Inc. (“RCS”). We have entered into a contract with RCS, to assist us in our Canadian fulfillment operations. For the year ended December 31, 2007, we paid RCS $1.6 million under this contract, and as of December 31, 2007, we owed $80,000 to RCS, which was paid in the first quarter of 2008. Our arrangements with RCS have been and will be negotiated on an arm’s length basis and we believe the terms and fees are as favorable as those we could have obtained from unrelated third parties.

Registration Rights

Loeb Holding Corporation, Conning Capital Partners and certain of our directors have registration rights pursuant to which each such stockholder may require us, from time to time, to register for sale to the public under the Securities Act of 1933 any shares of common stock owned by them. In addition, each of these stockholders has piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration statement.

Policies and Procedures With Respect to Transactions with Related Persons

We have adopted written policies and procedures with respect to the review and oversight of related person transactions. Pursuant to this policy, subject to certain exceptions, the Audit Committee of our Board of Directors reviews related person transactions between the Company and any related person (as defined in

Item 404 of Regulation S-K), other than transactions available to all employees and shareholders generally, transactions involving less that $10,000 when combined with all similar transactions and executive officer and director compensation matters otherwise required to be disclosed by us and approved by the Compensation Committee or the Board of Directors, and decides whether or not to approve or ratify those transactions. The Chair of the Audit Committee has the authority to approve or ratify any related person transaction involving less that $120,000.

In reviewing an interested person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a related person transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee, on at least an annual basis, reviews and assesses ongoing relationships with the related person to see that they are in compliance with those guidelines and that the interested transaction remains appropriate. In addition, our policy requires that our General Counsel institute and maintain specific procedures to ensure that the Company maintains records of related persons and related person transactions and that we disclose on a timely basis all related person transactions that are required to be disclosed in our SEC filings.

Our board of directors has determined that the Company’s charitable contribution program shall be subject to the same review process as related person transactions, except that the CEO has authority to make and review charitable contributions, on our behalf and in furtherance of our corporate goals, in an aggregate amount not to exceed $50,000 per year but not more than $10,000 per year to any single recipient (or group of related recipients). In addition, the related person transaction policy applies to the hiring of immediate family members of any of our directors or executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2007 our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act. In making this disclosure, we have relied solely on written representations of our directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the Securities and Exchange Commission.

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2009 must be received by us on or prior to December 24, 2008 to be eligible for inclusion in our Proxy Statement and form of Proxy to be used in connection with such meeting. Any notice of shareholder proposals received after this date is considered untimely.

Other Business

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

Michael R. Stanfield
Chairman of the Board of Directors

Dated: April 22, 2008

INTERSECTIONS INC.
2008 ANNUAL MEETNG OF STOCKHOLDERS — MAY 21, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Intersections Inc., a Delaware corporation, hereby appoints Michael R. Stanfield, John G. Scanlon and Neal B. Dittersdorf and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 11:00 AM, local time, on May 21, 2008, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.
(Continued and to be signed and dated on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
INTERSECTIONS INC.
MAY 21, 2008
PLEASE DATE, SIGN AND MAIL
YOUR PROXY CARD IN THE
ENVELOPE PROVIDED AS SOON AS POSSIBLE.
- Please detach along perforated line and mail in the envelope provided. -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To elect 7 nominees for Directors:
NOMINEES:
☐	FOR ALL NOMINEES	☐	Michael R. Stanfield
		☐	Thomas G. Amato
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	James L. Kempner
		☐	Thomas L. Kempner
		☐	David A. McGough
		☐	Norman N. Mintz
		☐	William J. Wilson
☐	FOR ALL EXCEPT (see instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. ☑

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2008	☐	☐	☐

3.	With discretionary authority upon such other matters as may properly come before the Meeting	☐	☐	☐

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.